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                          CERTIFICATE OF DESIGNATION,
                       POWERS, PREFERENCES AND RIGHTS OF
                           SERIES A PREFERRED STOCK
                           PAR VALUE $.001 PER SHARE
                                      OF
                            WSI ACQUISITIONS CORP.

                              -------------------

                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware

                              -------------------


IT IS HEREBY CERTIFIED that:

                  1. The name of the company (hereinafter called the "Company") is WSI Acquisitions Corp., a corporation organized and existing under the General Corporation Law of the State of Delaware.

                  2. The restated certificate of incorporation of the Company authorizes the issuance of Ten Million (10,000,000) shares of preferred stock, $.001 par value per share ("Preferred Stock"), and expressly vests in the Board of Directors of the Company the authority provided therein to issue any or all of said shares in one (1) or more series and by resolution or resolutions to establish the designation and number and to fix the relative rights and preferences of each series to be issued.

                  3. The Board of Directors of the Company, pursuant to the authority expressly vested in it as aforesaid, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, has adopted the resolutions set forth below creating a Series A issue of Preferred
Stock:

                  RESOLVED, that One Million (1,000,000) shares of the Ten Million (10,000,000) authorized shares of Preferred Stock of the Company shall be designated Series A Preferred Stock, $.001 par value per share, and shall possess the rights and preferences set forth below:



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                  Section 1. Designation and Amount. The shares of such series shall have a par value of $.001 per share and shall be designated as Series A Preferred Stock (the "Series A Preferred Stock") and the number of shares constituting the Series A Preferred Stock shall be One Million (1,000,000).
The Series A Preferred Stock shall be issued or offered at a purchase price of One Dollar ($1.00) per share (the "Original Issue Price").

                  Section 2. Rank. The Series A Preferred Stock shall rank:
(i) junior to any other class or series of capital stock of the Company hereafter created specifically ranking by its terms senior to the Series A Preferred Stock (the "Senior Securities"); (ii) prior to all of the Company's common stock, $.001 par value per share (the "Common Stock"); (iii) prior to any class or series of capital stock of the Company hereafter created not specifically ranking by its terms senior to or on parity with any Series A Preferred Stock of whatever subdivision (collectively, with the Common Stock, "Junior Securities"); and (iv) on parity with any class or series of capital stock of the Company hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock ("Parity Securities") in each case as to distribution of assets upon liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (all such distributions being referred to collectively as "Distributions").

                  Section 3. Dividends. The Series A Preferred Stock will bear no dividends, and the holders of the Series A Preferred Stock (the "Holders") shall not be entitled to receive dividends on the Series A Preferred Stock.

                  Section 4. Liquidation Preference.

                             (a)  In the event of any liquidation, dissolution
or winding up of the Company, either voluntary or involuntary, the Holders of shares of Series A Preferred Stock shall be entitled to receive, immediately after any distributions to Senior Securities required by the Company's Restated Certificate of Incorporation or any certificate of designation, and prior in preference to any distribution to Junior Securities but in parity with any distribution to Parity Securities, an amount per share equal to the sum of the Original Issue Price. If upon the occurrence of such event, and after payment in full of the preferential amounts with respect to the Senior Securities, the assets and funds available to be distributed among the Holders of the Series A Preferred Stock and Parity Securities shall be insufficient to permit the payment to such Holders of the full preferential amounts due to the Holders of the Series A Preferred Stock and the Parity Securities, respectively, then the entire assets and funds of the Company legally available for distribution shall be distributed among the Holders of the Series A Preferred Stock and the Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Company's Restated Certificate of Incorporation and any certificate(s) of designation relating thereto.

                             (b) Upon the completion of the distribution
required by Section 4(a), if

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assets remain in the Company, they shall be distributed to holders of Junior
Securities in accordance with the Company's Restated Certificate of Incorporation including any duly adopted certificate(s) of designation.

                             (c) At each Holder's option, a sale, conveyance or
disposition of all or substantially all the assets of the Company to a private entity, the common stock of which is not publicly traded, shall be deemed to be a liquidation, dissolution or winding up within the meaning of this Section 4; provided, however, that an event described in the prior clause that the Holder does not elect to treat as a liquidation and a consolidation, merger, acquisition, or other business combination of the Company with or into any other company or companies shall not be treated as a liquidation, dissolution or winding up within the meaning of this Section 4, but instead shall be treated pursuant to Section 5(c) hereof (a Holder who elects to have the transaction treated as a liquidation is herein referred to as a "Liquidating Holder").

                             (d) Prior to the closing of a transaction described
in Section 4(c) which would constitute a liquidation event, the Company shall either (i) make all cash distributions it is required to make to the Liquidating Holders pursuant to the first sentence of Section 4(a), (ii) set aside sufficient funds from which the cash distributions required to be made to the Liquidating Holders can be made, or (iii) establish an escrow or other similar arrangement with a third party pursuant to which the proceeds payable to the Company from a sale of all or substantially all the assets of the Company will be used to make the liquidating payments to the Liquidating Holders immediately after the consummation of such sale. In the event that the Company has not fully complied with any of the foregoing alternatives, the Company shall either: (x) cause such closing to be postponed until such cash distributions have been made, or (y) cancel such transaction, in which event the rights of the Holders or other arrangements shall be the same as existing immediately prior to such proposed transaction.

                  Section 5. Conversion of Series A Preferred Stock. The record Holders of the Series A Preferred Stock shall have conversion rights as follows:

                             (a) Right to Convert.  Each record Holder of
Series A Preferred Stock shall be entitled to convert whole shares of Series A Preferred Stock for the Common Stock issuable upon conversion of the Series A Preferred Stock, as follows: each outstanding share of Series A Preferred Stock is convertible into one fully-paid and non-assessable share of Common Stock, subject to adjustment as provided in Section 5(c) hereof. The number of shares of Common Stock issuable upon conversion of one share of Series A Preferred Stock is hereafter referred to as the "Conversion Rate."

                             (b) Mechanics of Conversion. In order to convert
Series A Preferred Stock into full shares of Common Stock, the Holder shall (i) fax a copy of a fully executed notice of

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conversion ("Notice of Conversion") to the Company at the office of the Company or to the Company's designated transfer agent (the "Transfer Agent") for the Series A Preferred Stock stating that the Holder elects to convert, which notice shall specify the date of conversion, the number of shares of Series A Preferred Stock to be converted, the Conversion Rate and a calculation of the number of shares of Common Stock issuable upon such conversion (together with a copy of the front page of each certificate to be converted) and (ii) surrender to a common courier for either overnight or two (2) day delivery to the office of the Company or the Transfer Agent, the original certificates representing the Series A Preferred Stock being converted (the "Preferred Stock Certificates"), duly endorsed for transfer; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the Preferred Stock Certificates are delivered to the Company or the Transfer Agent as provided above, or the Holder notifies the Company or its Transfer Agent that such certificates have been lost, stolen or destroyed (subject to the requirements of subsection 5(b)(i) below).

                                    (i)  Lost or Stolen Certificates.  Upon
receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates representing shares of Series A Preferred Stock, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Preferred Stock Certificates, if mutilated, the Company shall execute and deliver new Preferred Stock Certificates of like tenor and date. However, the Company shall not be obligated to re-issue such lost or stolen Preferred Stock Certificates if Holder contemporaneously requests the Company to convert such Series A Preferred Stock into Common Stock.

                                    (ii)  Delivery of Common Stock Upon
Conversion. The Company no later than 6:00 p.m. (New York City time) on the third (3rd) business day after receipt by the Company or its Transfer Agent of all necessary documentation duly executed and in proper form required for conversion, including the original Preferred Stock Certificates to be converted (or after provision for security or indemnification in the case of lost, stolen or destroyed certificates, if required), shall issue and surrender to a common courier for either overnight or (if delivery is outside the United States) two
(2) day delivery to the Holder as shown on the stock records of the Company a certificate for the number of shares of Common Stock to which the Holder shall be entitled as aforesaid.

                                    (iii) Date of Conversion. The date on
which conversion occurs (the "Date of Conversion") shall be deemed to be the date such Notice of Conversion is faxed to the Company or the Transfer Agent, as the case may be, provided that the advance copy of the Notice of Conversion is faxed to the Company on or prior to 6:00 p.m., New York City time, on the Date of Conversion. The original Preferred Stock Certificates representing the shares of Series A Preferred Stock to be converted shall be surrendered by depositing such certificates with a common courier for either overnight or two (2) day delivery, as soon as practicable following the

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Date of Conversion. The person or persons entitled to receive the shares of
Common Stock issuable upon such conversion shall be treated for all purposes as the record Holder or Holders of such shares of Common Stock on the Date of Conversion.

                             (c)  Adjustment to Conversion Rate.

                                    (i)  Adjustment to the Conversion Rate due
to Stock Split, Stock Dividend or Other Similar Event. If, prior to the conversion of all the Series A Preferred Stock, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend or other similar event, the Conversion Rate shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a combination or reclassification of shares, or other similar event, the Conversion Rate shall be proportionately increased.

                                    (ii)  Adjustment Due to Consolidation,
Merger, Exchange of Shares, Recapitalization, Reorganization or Other Similar Event. If, prior to the conversion of all the Series A Preferred Stock, there shall be any merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event, as a result of which shares of Common Stock of the Company shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity or there is a sale of all or substantially the Company's assets that is not deemed to be a liquidation pursuant to Section 4(c), then the Holders of Series A Preferred Stock thereafter shall have the right to receive upon conversion of Series A Preferred Stock, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion, such stock, securities and/or other assets which the Holder would have been entitled to receive in such transaction had the Series A Preferred Stock been converted immediately prior to such transaction, and in any such case appropriate provisions shall be made with respect to the rights and interests of the Holders of the Series A Preferred Stock to the end that the provisions hereof (including, without limitation, provisions for the adjustment of the Conversion Rate and of the number of shares issuable upon conversion of the Series A Preferred Stock) shall thereafter be applicable, as nearly as may be practicable in relation to any securities thereafter deliverable upon the exercise hereof. The Company shall not effect any transaction described in this subsection 5(c)(ii) unless (a) it first gives thirty (30) calendar days prior notice of such merger, consolidation, exchange of shares, recapitalization, reorganization or other similar event (during which time the Holder shall be entitled to convert its shares of Series A Preferred Stock into Common Stock to the extent permitted hereby) and (b) the resulting successor or acquiring entity (if not the Company) assumes by written instrument the obligation of the Company under this Certificate of Designation, including the obligation of this subsection 5(c)(ii).

                                    (iii)  No Fractional Shares.  If any
adjustment under this Section 5(c) would create a fractional share of Common Stock or a right to acquire a fractional share of Common Stock, such fractional share shall be disregarded and the number of shares of Common

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Stock issuable upon conversion shall be the next higher number of shares.

                  Section 7. Voting Rights. Except to the extent otherwise expressly provided by the General Corporation Law of Delaware and until each such share is converted into a share of Common Stock, Holders of Series A Preferred Stock shall not be entitled to vote on matters to be voted on by the stockholders of the Company.

                  Section 8. Protective Provision. So long as shares of Series A Preferred Stock are outstanding, the Company shall not without first obtaining the approval (by vote or written consent, as provided by the General Corporation Law of Delaware) of the Holders of at least sixty-six percent (66%) of the then outstanding shares of Series A Preferred Stock:


                             (a) alter or change the rights, preferences or
privileges of the Series A Preferred Stock or any Senior Securities so as to affect adversely the Series A Preferred Stock;

                             (b) increase the size of the authorized number of
Series A Preferred Stock; or

                             (c) do any act or thing not authorized or
contemplated by this Certificate of Designation which would result in taxation of the holders of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended).

                  In the event Holders of at least sixty-six percent (66%) of the then outstanding shares of Series A Preferred Stock agree to allow the Company to alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock, pursuant to subsection (a) above, so as to affect adversely the Series A Preferred Stock, then the Company will deliver notice of such approved alteration or change to the Holders of the Series A Preferred Stock that did not agree to such alteration or change (the "Dissenting Holders") and the Dissenting Holders shall have the right for a period of thirty (30) days to convert pursuant to the terms of this Certificate of Designation as they exist prior to such alteration or change or continue to hold their shares of Series A Preferred Stock subject to the approved alteration or change of the rights, preferences or privileges of the Series A Preferred Stock.


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                  Section 9. Status of Converted Stock. In the event any
shares of Series A Preferred Stock shall be converted pursuant to Section 5 hereof, the shares so converted shall be canceled, shall return to the status of authorized but unissued Preferred Stock of no designated series, and shall not be issuable by the Company as Series A Preferred Stock.

                  Section 10. Preference Rights. Nothing contained herein shall be construed to prevent the Board of Directors of the Company from issuing one (1) or more series of Preferred Stock with dividend and/or liquidation preferences junior to the dividend and liquidation preferences of the Series A Preferred Stock.

                  IN WITNESS WHEREOF, the Company has caused this Certificate to be duly executed on its behalf by its President this 30th day of June, 1998.


                                       WSI ACQUISITIONS CORP.



                                       By: ______________________________
                                           Name:  Joel S. Dumaresq
                                           Title: President

Attest:

______________________
Ajmal Khan, Secretary



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